                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

    Filed by the Registrant [X]

    Filed by a party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the Com-
                                           mission Only (as permitted by
                                           Rule 14a-6(e)(2))

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                     NORTHWESTERN STEEL AND WIRE COMPANY
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                     NORTHWESTERN STEEL AND WIRE COMPANY
-------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
        or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------
    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 18, 1996

To the Shareholders of Northwestern Steel and Wire Company:

     The Annual Meeting of Shareholders of Northwestern Steel and Wire Company (the "Company") will be held on Thursday, January 18, 1996, at 10:00 a.m., Central Standard Time, at St. Mary's Parish Center, 600 Avenue B, Sterling, Illinois 61081-3570, for the following purposes:

     (1)  To elect five Directors to hold office for two year terms.

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on December 8, 1995 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.

                                       By order of the Board of Directors


                                       Edward G. Maris
                                       Secretary

Sterling, Illinois
December 15, 1995

                                     [LOGO]
                               121 WALLACE STREET
                         STERLING, ILLINOIS 61081-0618

                                PROXY STATEMENT

     The Annual Meeting of Shareholders (the "Annual Meeting") of Northwestern Steel and Wire Company (the "Company") will be held at 10:00 a.m., Central Standard Time, Thursday, January 18, 1996, at St. Mary's Parish Center, 600 Avenue B, Sterling, Illinois 61081-3570. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting and any adjournments thereof.

                              GENERAL INFORMATION

VOTING SECURITIES

     The Board of Directors has fixed the close of business on December 8, 1995 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, the Company had outstanding 24,349,912 shares of Common Stock. Each of the outstanding shares of Common Stock is entitled to one vote.

PROXIES

     Robert N. Gurnitz and Edward G. Maris, named on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve as proxies. Messrs. Gurnitz and Maris are each executive officers of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each shareholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy, or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

REQUIRED VOTE

     A plurality of the votes cast in person or by proxy is required to elect directors. The Articles of Incorporation provide that the shareholders of the Company are not entitled to cumulate their votes.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

ANNUAL REPORT TO SHAREHOLDERS

     The Company's Annual Report to Shareholders for the fiscal year ended July 31, 1995, containing financial and other information pertaining to the Company, is being furnished to shareholders simultaneously with this Proxy Statement.

MAILING AND EXPENSES

     This Proxy Statement and accompanying form of proxy were first released to stockholders on or about December 15, 1995. Expenses incurred in the solicitation of proxies will be borne by the Company.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of nine directors. The Bylaws of the Company provide for the election of directors to staggered terms of two years. Accordingly, five directors will be elected at the 1996 Annual Meeting for a term of two years expiring at the 1997 Annual Meeting of Shareholders. All of the nominees are presently serving as directors of the Company. The Board of Directors recommends that the shareholders vote in favor of the election of the nominees named in this Proxy Statement to serve as directors of the Company.

     The four directors whose terms of office do not expire in 1996 will continue to serve after the Annual Meeting until their terms of office expire in 1997 or their successors are elected. See "Other Directors" below.

     If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board as the Board recommends. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

NOMINEES

     The following persons, if elected at the Annual Meeting, will serve as directors until the earlier of the 1997 Annual Meeting of the Company's shareholders or until their successors are duly elected and qualified.

                               NAME                     AGE     SERVED AS DIRECTOR SINCE
            ------------------------------------------  ---     ------------------------
            Warner C. Frazier (1).....................  63                1995
            James A. Kohlberg (2).....................  38                1992
            Christopher Lacovara (2)(3)(4)............  31                1992
            Albert G. Pastino (1).....................  53                1995
            George W. Peck IV.........................  63                1992

---------------
(1) Member of Audit Committee
(2) Member of Executive Committee.
(3) Member of Pension Committee.
(4) Member of Compensation Committee.

     Warner C. Frazier has been Chairman, President and Chief Executive Officer of Simplicity Manufacturing, Inc., a manufacturer of outdoor power equipment ("Simplicity"), since 1988. He is also a Director of ABT Building Products Corporation, a specialty building products manufacturer ("ABT"), and Rexworks, Inc., a manufacturer of landfill compactors.

     James A. Kohlberg has been a Principal of Kohlberg & Co., L.P. ("Kohlberg") since 1987. Mr. Kohlberg is also a Director of ABT and Simplicity.

     Christopher Lacovara has been an Associate of Kohlberg since 1988. From 1987 through 1988, Mr. Lacovara was an Associate at Lazard Freres & Co. Mr. Lacovara is also a Director of Schrader Inc., a manufacturer of tire valves and pressure control devices ("Schrader Inc.") and Scovill Fasteners, Inc., a manufacturer of snaps and fasteners ("Scovill Fasteners, Inc.").

     Albert G. Pastino joined Kohlberg in 1993, and currently serves as a Principal. From 1989 to 1992, Mr. Pastino was Senior Vice President of Fortis Private Capital, Inc., a private equity investment company. Mr. Pastino is a former Senior Partner of Deloitte, Haskins & Sells. Mr. Pastino is also a Director of Colorado Prime Corporation, a consumer food delivery service.

     George W. Peck IV has been a Principal of Kohlberg since 1987. From 1963 to 1987, he was a Director and Vice President of Canny, Bowen Inc., an executive recruiting firm. Mr. Peck is also a Director of

ABC Rail Products Corporation, a manufacturer of replacement parts and original equipment for the freight, railroad and transit industries ("ABC") and ABT.

OTHER DIRECTORS

     The following persons will continue to serve as directors of the company after the Annual Meeting until their terms of office expire in 1996 or until their successors are elected and qualified.

                               NAME                     AGE     SERVED AS DIRECTOR SINCE
            ------------------------------------------  ---     ------------------------
            William F. Andrews (1)(4).................  64                1994
            Darius W. Gaskins, Jr. (3)(4).............  56                1994
            Robert N. Gurnitz (2).....................  57                1991
            Richard F. Williams (3)...................  54                1994

---------------
(1) Member of Audit Committee
(2) Member of Executive Committee.
(3) Member of Pension Committee.
(4) Member of Compensation Committee.

     William F. Andrews is Chairman of Schrader Inc. and Chairman of Scovill Fasteners, Inc. From 1993 to 1995, Mr. Andrews was President and Chief Executive Officer of Amdura Corporation. From 1990 to 1992, he was President and Chief Executive Officer of UNR Industries, Inc., a diversified manufacturer of steel products ("UNR"). Prior to 1990, Mr. Andrews was President of Massey Investment Company and Chairman, President and Chief Executive Officer of Singer Sewing Company, a distributor of audio/visual and small appliances ("Singer"). Mr. Andrews is also a Director of Corrections Corporation of America, Harley-Davidson, Inc., Johnson Controls, Inc., Katy Industries, MB Communications, Navistar, Inc., Southern New England Telephone Company and UNR.

     Darius W. Gaskins, Jr. has been a Partner of Carlisle, Fagan, Gaskins & Wise, Inc., a management and economics consulting firm, since 1993, and a Partner of High Street Associates, Inc., an investment partnership, since 1991. From 1989 through 1991, Mr. Gaskins was Visiting Professor at the John F. Kennedy School of Government at Harvard University. Mr. Gaskins is also the former Chairman of the Interstate Commerce Commission and the former President and Chief Executive Officer of the Burlington Northern Railroad. Mr. Gaskins is also a Director of UNR and Leaseway Corporation.

     Robert N. Gurnitz has been Chairman of the Board of the Company since 1994. He has also been the Company's President and Chief Executive Officer since 1991. From 1988 through 1990, Mr. Gurnitz was President and Chief Operating Officer of Webcraft Technologies, Inc. From 1985 through 1988, Mr. Gurnitz was President of Bethlehem Steel's Shape and Rail Products Division. Prior to that position, Mr. Gurnitz spent 19 years with Rockwell International, where he headed a number of their worldwide transportation components business.

     Richard F. Williams retired as an Electrician from the Company in December, 1992 after more than 30 years of service. Currently, Mr. Williams manages OMNI Investment Company.

DIRECTOR MEETINGS AND COMMITTEES

     The Board of Directors held four meetings during the fiscal year ended July 31, 1995. The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and a Pension Committee. The Board does not currently have a formal Nominating Committee but nominations will be considered by the entire Board. The Executive Committee oversees the Company's operations and reports to the Board of Directors. The Audit Committee oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the Company's internal audits. The Compensation Committee approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's incentive plans. The Pension Committee administers the Company's pension plans. During the fiscal year

July 31, 1995, the Compensation Committee and Audit Committee each met once, and the Executive Committee and Pension Committee conferred on a number of occasions informally.

     Each director attended at least 75% of the aggregate number of the board meetings and committee meetings, of which he was a member, held during fiscal year 1995.

DIRECTOR COMPENSATION

     Pursuant to the Company's Director Stock Option Plan, directors who are not employees of the Company or affiliates of KNSW Acquisition Co., L.P., receive 2,500 Options on an annual basis during their tenure as directors. During the fiscal year ended July 31, 1995, Messrs. Andrews, Gaskins, Frazier and Williams each received 2,500 options to purchase shares of Common Stock at $7.13 per share and were paid a quarterly fee of $3,000 for serving as members of the Board of Directors.

                                   MANAGEMENT

     Set forth below is a table identifying the executive officers of the Company.

                  NAME                       AGE                     POSITION
-----------------------------------------    ---     -----------------------------------------
Robert N. Gurnitz........................    57      Chairman of the Board, President,
                                                     Chief Executive Officer

Kenneth J. Burnett.......................    51      Vice President of Operations--Houston

William H. Hillpot.......................    43      Vice President--Materials Management and
                                                     Business Development

Edward G. Maris..........................    59      Senior Vice President, Chief Financial
                                                     Officer, Secretary, Treasurer

John C. Meyer............................    56      Vice President--Human Resources

David C. Oberbillig......................    51      Vice President, Sales--Wire Products
                                                     Division

Michael S. Venie.........................    47      Vice President--Sales and Marketing

Richard D. Way...........................    54      Senior Vice President--Sterling
                                                     Operations

     Robert N. Gurnitz has been Chairman of the Board of the Company since 1994. He has also been the Company's President and Chief Executive Officer since 1991. From 1988 through 1990, Mr. Gurnitz was President and Chief Operating Officer of Webcraft Technologies, Inc. From 1985 through 1988, Mr. Gurnitz was President of Bethlehem Steel's Shape and Rail Products Division. Prior to that position, Mr. Gurnitz spent 19 years with Rockwell International, where he headed a number of their worldwide transportation components businesses.

     Kenneth J. Burnett has been Vice President of Operations--Houston of the Company since 1994. From 1990 through 1994, he was the Company's Vice President of Operations--Steel Division. From 1985 through 1990, Mr. Burnett was Manager, Engineering and Services.

     William H. Hillpot has been Vice President--Materials Management and Business Development of the Company since 1994. From 1993 through 1994, he was the Company's Vice President--Business Development. From 1991 to 1992, he was Vice President--Materials and Information Management of Armco Steel Company, L.P. Prior to that time, Mr. Hillpot was Manager--Materials and Semi-Finished Sales at Bethlehem Steel.

     Edward G. Maris has been Senior Vice President and Chief Financial Officer of the Company since 1990. He has also been the Company's Secretary and Treasurer since 1987. From 1987 to 1990, Mr. Maris was the Company's Vice President--Finance. From 1986 to 1987, Mr. Maris served as the Company's Controller. Prior to joining the Company, Mr. Maris was associated with Titanium Metals Corporation of America as

Vice President--Finance, Secretary and Treasurer from 1980 through 1985. Prior to that time he held finance positions with National Steel and U.S. Steel.

     John C. Meyer has been Vice President--Human Resources of the Company since 1992. From 1989 through 1991, Mr. Meyer was Vice President--Human Resources of Republic Engineered Steels. From 1986 through 1989, Mr. Meyer was General Manager of Employee Relations for LTV Steel.

     David C. Oberbillig has been Vice President, Sales--Wire Products Division of the Company since 1987. From 1984 through 1987, Mr. Oberbillig was Manager of Sales, Wire Products Division.

     Michael S. Venie has been Vice President--Sales and Marketing since September, 1995. From 1991 through 1995, Mr. Venie was Vice
President--Automotive Marketing of Kaiser Aluminum & Chemical Corporation ("Kaiser"). From 1986 through 1991, Mr. Venie was Vice President--Sales and Marketing--Rod, Bar & Wire Division at Kaiser.

     Richard D. Way has been Senior Vice President--Sterling Operations of the Company since July, 1994. From January 1994 through July 1994, he was Vice President of Operations--Steel Division. From 1990 through 1994, Mr. Way was Senior Vice President--Manufacturing of Shieldalloy Metallurgical Corporation. Prior thereto, Mr. Way held senior operating positions with Bethlehem Steel and Rouge Steel.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information on the five most highly compensated executive officers (the "Named Officers") in fiscal 1995 who were serving as executive officers at the end of fiscal 1995.

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                                                        -------------------
                                                                                         AWARDS    PAY-OUTS
                                                          ANNUAL COMPENSATION           --------   --------
                                                  -----------------------------------   OPTIONS/     LTIP
                                         FISCAL                 BONUS    OTHER ANNUAL     SARS     PAY-OUTS
      NAME AND PRINCIPAL POSITION         YEAR    SALARY ($)   ($)(1)    COMPENSATION    (#)(2)     ($)(3)
---------------------------------------  ------   ----------   -------   ------------   --------   --------
Robert N. Gurnitz......................   1995      320,252    325,644     34,694(4)      25,000          0
Chairman of the Board,                    1994      289,997          0     32,619(4)      50,000          0
President and Chief Executive Officer     1993      273,332    344,109     39,372(4)     375,000    580,000

Richard D. Way (5).....................   1995      169,498     85,696     17,738(6)      17,500          0
Senior Vice President--                   1994       80,835          0     22,829(6)      45,000          0
Sterling Operations                       1993            0          0          0              0          0

John C. Meyer..........................   1995      131,248     75,413     10,435(7)       6,000          0
Vice President--                          1994      130,000          0     13,421(7)       5,000          0
Human Resources                           1993      130,000     79,595     53,871(7)      20,000    200,000

Edward G. Maris........................   1995      130,000     75,413      5,200(8)       5,000          0
Senior Vice President,                    1994      130,000          0      5,200(8)       5,000          0
Chief Financial Officer, Secretary,
  Treasurer                               1993      130,000     79,595      2,600(8)      15,000    439,496

Kenneth J. Burnett.....................   1995      111,972     75,413     15,241(9)       6,000          0
Vice President of Operations--            1994      105,430          0     25,272(9)       6,000          0
Houston                                   1993      105,111     79,595      2,603(8)      75,000          0

---------------

(1) All of the fiscal 1995 bonus was accrued in fiscal 1995 and paid in fiscal 1996. All of the fiscal 1993 bonus was accrued in fiscal 1993 and paid in fiscal 1994.

(2) The closing price of the Common Stock on July 31, 1995 was $10.00. The number and fair market value of the Common Stock held by each of the Named Officers on July 31, 1995 was: Mr. Gurnitz 109,091 shares, $1,090,910; Mr. Way 0 shares, $0; Mr. Meyer 33,649 shares, $336,490; Mr. Maris 78,505 shares, $785,050; and Mr. Burnett 3,750 shares, $37,500.

(3) Represents the value of cash and stock distributed on a deferred basis under the Northwestern Steel and Wire Company Stock Appreciation Rights Plan.

(4) Includes reimbursement of moving expenses, retirement annuity, life insurance, 401(k) contributions made by the Company and car allowance. Moving expenses accounted for $0, $5,682, and $12,564 of the amount shown for the three fiscal years ended July 31, 1995, 1994 and 1993, respectively. Retirement annuity expenses accounted for $8,342, $15,000 and $15,000 of the amount shown for each of the fiscal years ended July 31, 1995, 1994 and 1993, respectively.
(5) Mr. Way was hired effective January 1, 1994.
(6) Includes reimbursement of moving expenses and 401(k) contributions made by the Company. Moving expenses accounted for $11,806 and $20,000 for fiscal years ended July 31, 1995 and 1994, respectively.
(7) Includes reimbursement of moving expenses and 401(k) contributions made by the Company. Moving expenses accounted for $5,866, $8,871 and $51,273 of the amount shown for fiscal years ended July 31, 1995, 1994 and 1993, respectively.
(8) Entire amount represents 401(k) contributions made by the Company.
(9) Includes reimbursement of moving expenses and 401(k) contributions made by years ended July 31, 1995 and 1994, respectively.

OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

     The following table discloses, for the Named Officers, information regarding stock options and warrants granted during fiscal 1995 pursuant to the Company's 1994 Long-Term Incentive Plan.

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                                             INDIVIDUAL GRANTS                              STOCK PRICE
                        ------------------------------------------------------------      APPRECIATION FOR
                         NUMBER OF     % OF TOTAL OPTIONS    EXERCISE OR                  OPTION TERM (2)
                          OPTIONS     GRANTED TO EMPLOYEES   BASE PRICE    EXPIRATION   --------------------
         NAME           GRANTED (1)     IN FISCAL YEARS      (PER SHARE)     DATE          5%         10%
----------------------  -----------   --------------------   -----------   ---------    --------    --------
Robert N. Gurnitz.....     25,000             20.0%              6.00      4/25/2005    $ 94,250    $239,000
Richard D. Way........     17,500             14.0               6.00      4/25/2005      65,975     167,300
John C. Meyer.........      6,000              4.8               6.00      4/25/2005      22,620      57,360
Edward G. Maris.......      5,000              4.0               6.00      4/25/2005      18,850      47,800
Kenneth J. Burnett....      6,000              4.8               6.00      4/25/2005      22,620      57,360

---------------

(1) One-third of each option grant becomes exercisable on each of April 25, 1996, April 25, 1997 and April 25, 1998.
(2) Amounts reflect certain assumed rates of appreciation set forth in the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall market conditions. Fair market value per share on the date of grant was $6.00 per share.

OPTION EXERCISES AND FISCAL YEAR END VALUES FOR THE FISCAL YEAR ENDED JULY 31, 1995(1)

     The following table shows information regarding the exercise of stock options during fiscal 1995 by the Named Officers and the number and value of any unexercised stock options held by them as of July 31, 1995:

                                                                                           VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
                                      SHARES       VALUE          OPTIONS/SARS AT                   AT
                                   ACQUIRED ON    REALIZED          FY-END (#)                  FY-END ($)
              NAME                 EXERCISE (#)     ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
---------------------------------  ------------   --------   -------------------------   -------------------------
Robert N. Gurnitz................          0            0      316,667/133,333             $1,816,667/583,333
Richard D. Way...................          0            0       17,500/45,000                 4,375/77,813
Edward G. Maris..................          0            0       13,667/11,333                73,667/41,333
John C. Meyer....................     15,000       71,250        2,667/13,333                 7,667/51,333
Kenneth J. Burnett...............          0            0       62,000/25,000               362,000/118,000

---------------
(1) The closing price of the Common Stock on July 31, 1995 was $10.00.

EMPLOYMENT AGREEMENTS

     The Company has entered into an amended and restated employment agreement (the "Gurnitz Agreement") with Robert N. Gurnitz on the terms set out therein. The Gurnitz Agreement establishes an annual base salary of not less than $305,000 per year plus an annual target bonus of not less than $195,700 per year. The amount of the bonus actually earned each year, if any, will be based on the Company's performance. The Gurnitz Agreement provides for the establishment of a nonqualified supplemental executive retirement plan which provides the additional benefits which would have been payable to Mr. Gurnitz under the Northwestern Steel and Wire Company's Pension Plan B and 401(k) Salary Deferral Plan if not for the limits imposed by the Internal Revenue Code (subject to certain limitations set out in the Internal Revenue Code and the plans themselves) and credits Mr. Gurnitz with an additional 1.5 years of service (reflective of his prior industrial service) up to age 65 for each year of service, beginning July 22, 1994. In addition, the Gurnitz Agreement requires the Company to continue to purchase a standard disability income policy for Mr. Gurnitz and to continue to pay Mr. Gurnitz in cash such amounts as are required to pay the annual premiums on a life insurance policy on the life of Mr. Gurnitz in the amount of $1,000,000 and to continue to provide for certain other fringe benefits commensurate with Mr. Gurnitz's position as Chairman, President and Chief Executive Officer of the Company. The Gurnitz Agreement further provides that in the event Mr. Gurnitz's employment is terminated by the Company other than for cause or disability, or by Mr. Gurnitz for good reason (as such terms are defined in the Gurnitz Agreement), Mr. Gurnitz will be entitled to receive a single lump sum cash payment and to continue to participate in the employee benefit arrangements of the Company as are in effect at the time of his termination. The lump sum payment would equal the sum of (i) Mr. Gurnitz's annual base salary as then in effect and (ii) Mr. Gurnitz's annual target bonus as then in effect, and his participation in Company benefit arrangements would continue through the first anniversary of the date of his termination. If Mr. Gurnitz's employment is terminated by the Company for any reason or by Mr. Gurnitz for good cause, in either case within two years of a change in control (as defined in the Gurnitz Agreement), Mr. Gurnitz will be entitled to receive a single lump sum cash payment equal to twice the aggregate of Mr. Gurnitz's annual base salary and target bonus as then in effect. The Gurnitz Agreement also provides that Mr. Gurnitz is subject to a two year covenant not to compete upon termination of Mr. Gurnitz's employment unless such termination is by the Company without cause or within two years of a change in control or by the resignation of Mr. Gurnitz with good reason.

     The Company entered into an employment arrangement (the "Meyer Arrangement") with John C. Meyer on an at will basis commencing on February 10, 1992 at an annual base salary of $130,000 per year. The Meyer Arrangement provides that, in the event the Company terminates Mr. Meyer's employment other than for cause or disability, Mr. Meyer will continue to receive his base salary and benefits for a period of 12 months following such termination.

PENSION PLAN

     The Company maintains a pension plan for all eligible employees. A participant who retires on or after turning 65 and has completed at least five years of service will qualify for an annual pension equal to 1.1% of the participant's average earnings for each year of service not in excess of 30 years and 1.2% of the participant's final average earnings for each year of service in excess of 30 years. Final average earnings are based on total compensation (exclusive of certain cost-of-living adjustments) during the participant's highest five consecutive years in the participant's last 15 years of service. A deferred vested pension benefit normally commencing at age 65 is provided for any employee who does not qualify for retirement under the plan but has completed at least five years of service.

     Years of service for purposes of the plan with respect to the officers named in the Summary Compensation Table are as follows: Mr. Gurnitz, 4 years; Mr. Way, 1 year; Mr. Meyer, 3 years; Mr. Maris, 9 years; and Mr. Burnett, 32 years.

     The following table shows the projected annual pension benefits payable, under the pension plan at the normal retirement age of 65:

         ANNUAL NORMAL PENSION BENEFITS FOR YEARS OF SERVICE SHOWN (1)

 AVERAGE ANNUAL
PENSION EARNINGS                  5 YEARS     10 YEARS     20 YEARS     30 YEARS     40 YEARS     50 YEARS
-------------------------------   -------     --------     --------     --------     --------     --------
  $ 50,000.....................   $ 2,750     $  5,500     $ 11,000     $ 16,500     $ 22,500     $ 28,500
   100,000.....................     5,500       11,000       22,000       33,000       45,000       57,000
   150,000.....................     8,250       16,500       33,000       49,500       67,500       85,500
   200,000.....................     8,250       16,500       33,000       49,500       67,500       85,500
   250,000.....................     8,250       16,500       33,000       49,500       67,500       85,500
   300,000.....................     8,250       16,500       33,000       49,500       67,500       85,500
   350,000.....................     8,250       16,500       33,000       49,500       67,500       85,500
   400,000.....................     8,250       16,500       33,000       49,500       67,500       85,500

---------------
(1) Normal pension benefits are formula based and are not subject to a social security offset. With exceptions not applicable to any of the officers named in the above compensation table, Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual pension earnings that can be considered under the plan to $150,000 and the annual benefits to $118,800 for retirement after December 31, 1993.

RULE 16(B) COMPLIANCE

     The Company's executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934, as amended, to file reports of ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company. Based solely upon a review of copies of such reports, or written representations that no reports were required, the Company believes that during fiscal 1995, all filing requirements applicable to its executive officers, directors and 10% stockholders were complied with by such persons, except as follows: Warner C. Frazier and Albert
G. Pastino each filed a Form 3 within ten (10) days following the month in which they were elected as directors of the Company and in which Mr. Frazier was granted options in connection with his service as a director; however, these Form 3s should have been filed within ten (10) days following their election as directors of the Company; Richard F. Williams failed to timely file a Form 4 to report one transaction; and John C. Meyer failed to timely file a Form 4 to report two transactions. Each of the above-listed forms was subsequently filed.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This Report outlines the Company's management compensation philosophy and reviews the compensation decisions made in fiscal 1995 regarding Mr. Gurnitz and the other Named Officers.

MANAGEMENT COMPENSATION PHILOSOPHY

     To advance the interests of its shareholders, the Company has based its management compensation decision on three principles:

     First, base salaries should be sufficient to attract and retain qualified management talent, without exceeding competitive practices at similar companies in the steelmaking and related industries.

     Second, annual incentive programs should provide opportunity for significant increases in compensation, based on meeting or exceeding pre-determined performance targets.

     Third, a substantial portion of total compensation opportunity should reflect performance on behalf of the Company's shareholders, as measured by increases in the Company's stock price.

CRITERIA USED FOR MAKING COMPENSATION DECISIONS IN FISCAL 1995

     This section describes the criteria used by the Compensation Committee regarding compensation decisions affecting Mr. Gurnitz and the Named Officers.

     Base Salary

     In April 1995, an independent compensation consulting firm conducted a study of competitive compensation levels for the Company's key executives. Following this study, the Compensation Committee approved salary midpoints for each executive position, which were based on the executive positions' size adjusted median competitive base salaries. The Compensation Committee then approved adjustments for selected executives. As part of these actions, the Compensation Committee increased Mr. Gurnitz's annual salary from $305,000 to $361,000, which reduced the gap between it and the salary midpoint, and thus brought it closer to size adjusted median competitive practice for the industry.

     Annual Incentive Program

     In December 1994, the Compensation Committee approved the fiscal 1995 incentive program for Mr. Gurnitz and other key executives (including the Named Officers). Target awards ranged from 20% of base salary midpoint to 50% of base salary midpoint (for Mr. Gurnitz). Awards were calculated by formula, based exclusively on the Company's adjusted operating income performance as compared to the Company's business plan. The chart below summarizes the payout formula:

                          % OF ADJUSTED OPERATING                  % OF TARGET AWARD
                                 PLAN ACHIEVED                          EARNED
            ---------------------------------------------------    -----------------
                    85%........................................             0%
                   100%........................................           100%
                   125%........................................           150%
                   150%........................................           200%

     In fiscal 1995, the Company achieved 130.8% of its adjusted operating income plan. As a result, Mr. Gurnitz earned an annual incentive award for fiscal 1995 of $325,644 or 161.6% of his target award, based on the formula outlined above.

     Long-Term Incentive Program

     In an effort to further increase the alignment of interests between key employees and shareholders, the 1994 Long-Term Incentive Plan was approved at the Annual Meeting of Shareholders on January 20, 1994. On April 25, 1995, 25,000 stock options were awarded to Mr. Gurnitz and an aggregate of 34,500 stock options were awarded to the other Named Officers. All of these options were granted at an exercise price of $6.00 per share which was determined to be the fair market value of the Common Stock on the date of the grant. In determining the size of the grants to Mr. Gurnitz and the other Named Officers, the Compensation Committee considered median competitive practice and each executive's contribution to the Company's financial performance, as well as the motivational impact of the award on each individual's future efforts to increase shareholder value. In addition, in the case of Mr. Gurnitz's grant, the Compensation Committee provided an award below median competitive practices in order to make more options available to other grantees.

     Compensation Committee Members as of July 31, 1995

     William F. Andrews(1)    Darius W. Gaskins, Jr.   Christopher Lacovara
---------------

(1) Chairman of Compensation Committee

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on $100 invested on June 11, 1993 (the first day of public trading of the Common Stock) in the Common Stock of the Company, the S&P 400 Index and the S&P Steel Index. The return of the Standard & Poor's indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends. The stock price performance on the graph below is not necessarily indicative of future price performance.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG NORTHWESTERN STEEL AND WIRE COMPANY, S&P 400 INDEX AND S&P STEEL INDEX

      MEASUREMENT PERIOD         NORTHWESTERN      S&P STEEL      S&P 400 IN-
    (FISCAL YEAR COVERED)            STEEL           INDEX            DEX
6/11/93                                    100             100             100
7/30/93                                 103.30           87.48           97.60
7/29/94                                 115.30          121.63          105.31
7/31/95                                 125.00          101.58          135.35

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below sets forth certain information regarding beneficial ownership of Common Stock as of December 1, 1995, by each person or entity known to the Company who owns of record or beneficially five percent or more of the Common Stock, by each named executive officer and director nominee and all executive officers and director nominees as a group.

                                                                                    PERCENTAGE
                                                                    NUMBER OF           OF
                                                                    SHARES OF      OUTSTANDING
                                       NAME                        COMMON STOCK    COMMON STOCK
                                                                   ------------    ------------
KNSW Acquisition Company, L.P. (1)...............................   8,687,000          35.6%
United National Bank, as Trustee (2).............................   3,998,587          16.4
William F. Andrews (3)...........................................       5,200             *
Kenneth J. Burnett (3)...........................................      63,750             *
Warner C. Frazier (3)............................................       2,500             *
Darius W. Gaskins, Jr. (3).......................................      20,000             *
Robert N. Gurnitz (3)............................................     463,258           2.0
James A. Kohlberg (4)............................................   8,687,000          35.6
Jerome Kohlberg, Jr. (4).........................................   8,687,000          35.6
Christopher Lacovara.............................................          --             *
Edward G. Maris (3)..............................................      96,415             *
John C. Meyer (3)................................................      38,316             *
W. Dexter Paine III (4)..........................................   8,687,000          35.6
Albert G. Pastino................................................          --             *
George W. Peck IV (4)............................................   8,687,000          35.6
Richard D. Way (3)...............................................      25,000             *
Richard F. Williams (3)..........................................      13,652             *
All executive officers and director nominees as a group (16
  persons) (4)...................................................   9,480,200          38.8

---------------

*   Less than 1%.

(1) KNSW Acquisition Company, L.P. ("KNSW") owns directly 8,687,000 shares of Common Stock. Kohlberg Associates, L.P., a Delaware limited partnership ("Associates"), is the general partner of KNSW. Kohlberg & Kohlberg, George
    W. Peck IV and W. Dexter Paine III are the general partners of Associates. Jerome Kohlberg, Jr. and James A. Kohlberg are general partners of Kohlberg & Kohlberg. KNSW has agreed to use its reasonable best efforts to cause at least one designee of the ESOP to be nominated to the Board of Directors. Messrs. Kohlberg, Kohlberg, Peck and Paine may be deemed to share voting and dispositive power as to all shares of Common Stock owned by KNSW. Messrs. Kohlberg, Kohlberg, Peck and Paine disclaim beneficial ownership with respect to such shares. The address for KNSW is c/o Kohlberg & Co., 111 Radio Circle, Mt. Kisco, NY 10549.

(2) United National Bank is the trustee of the ESOP. The address for United National Bank is 1501 Market St., Wheeling, WV 25003.

(3) Includes shares issuable pursuant to options which may be exercised within 60 days after December 1, 1995.

(4) Represents the 8,687,000 shares of Common Stock owned by KNSW. See Note 1.

                              CERTAIN TRANSACTIONS

     In August 1992, the Company sold to KNSW 8,687,000 shares of Common Stock at $4.00 per share (the "1992 Investment"), which represented at such time approximately 52% of the outstanding Common Stock, giving KNSW effective voting control of the Company and control of the Board of Directors. As a result of the Company's initial public offering of Common Stock in June 1993, KNSW's interest has been diluted to approximately 35.6%. KNSW is an affiliate of Kohlberg. At the time of the 1992 Investment, the Company and Kohlberg entered into a fee agreement (the "Fee Agreement") pursuant to which Kohlberg was reimbursed for certain costs in connection with placing the investment and agreed to provide such advisory and management services to the Company and its subsidiaries as the Board of Directors reasonably requests. Deferred at the time of the 1992 Investment, a fee of $2.0 million related to the 1992 Investment was paid by the Company to Kohlberg on August 12, 1993. In addition, beginning on August 12, 1992, in consideration for ongoing advisory and management services, the Company pays Kohlberg a fee of $43,435 per fiscal quarter at the beginning of each quarter. The Fee Agreement provides that Kohlberg, but not the Company, may terminate the Fee Agreement at any time. The Fee Agreement will terminate automatically on the earlier of the end of the fiscal year in which KNSW's percentage interest in the outstanding Common Stock is less than 25% and the tenth anniversary of the Fee Agreement. The Fee Agreement provides that, without the consent of a majority of the Company's directors not nominated by affiliates of Kohlberg, Kohlberg will not be paid any other fees by the Company. The Fee Agreement also provides that the Company will indemnify Kohlberg and its affiliates and their respective partners, officers, directors, stockholders, agents and employees against any third party claims arising from the Fee Agreement and the services provided thereunder, the 1992 Investment or their equity interest in the Company.

     Pursuant to the terms of the ESOP, the Company is obligated to pay certain fees and expenses of the ESOP, which for the year ended July 31, 1995 aggregated $24,743.

     KNSW has agreed to use its reasonable best efforts to cause at least one designee of the ESOP to be nominated for election to the Board of Directors for so long as the ESOP holds 5% or more of the outstanding Common Stock on a fully-diluted basis. The current designee is Richard F. Williams whose term of office continues until the 1996 Annual Meeting of Shareholders.

          SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Proposals of Shareholders intended to be presented by such Shareholders at next year's Annual Meeting must be received by the Company at its principal office no later than September 17, 1996 and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                                              By Order of the Board of Directors

                                                    Edward G. Maris
                                                    Secretary
Sterling, Illinois
December 15, 1995

                      NORTHWESTERN STEEL AND WIRE COMPANY
                               121 WALLACE STREET
                                  P.O. BOX 618
                         STERLING, ILLINOIS 61081-0618

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned holder of shares of Common Stock (the "Common Stock") of Northwestern Steel and Wire Company (the "Company") hereby appoints Robert N. Gurnitz and Edward G. Maris, or either of them with full power of substitution, as proxies to vote all of the shares of Common Stock of the Company held of record by the undersigned as of December 8, 1995, at the 1995 Annual Meeting of Shareholders of the Company to be held on Thursday, January 18, 1996 at 10:00 a.m., Central Standard Time, at St. Mary's Parish Center, 600 Avenue B, Sterling, Illinois 61081-3570, and at any adjournments thereof upon the following matters.

1.  ELECTION OF DIRECTORS

    FOR all nominees listed below  / /    WITHHOLD AUTHORITY to vote for
all nominees listed below  / /

     Warner C. Frazier, James A. Kohlberg, Christopher Lacovora, Albert
                   G. Pastino, and George W. Peck IV
    / /  For all nominees except ________________________________________.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

                          PLEASE SIGN ON REVERSE SIDE

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ABOVE ITEMS and in accordance with the determination of the Board of Directors as to other matters.

    Please date and sign exactly as your name appears below. When shares are held by joint owners, both owners should sign. When signing as executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give title as such. When signing as corporation, please sign in full corporate name by President or other authorized officer. If you sign for a partnership, please sign in partnership name by an authorized person. If you receive more than one proxy card, please sign and return all cards received.

Dated: __________________, 1995 Signature _________________________________

                                Signature _________________________________
                                                  (if held jointly)

   PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE
                               ENCLOSED ENVELOPE.